SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AVANOS MEDICAL, INC.

(Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware)

Avanos Medical, Inc. (the " Corporation"), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the "DGCL"), hereby certifies as follows:

1. The name of the Corporation is Avanos Medical, Inc. The original Certificate of Incorporation of the Corporation (the “Original Certificate”) was filed in accordance with the DGCL on February 25, 2014. The name under which the Corporation was originally incorporated is K-C Healthcare Spin, Inc.

2. The Original Certificate was amended and restated (the “First Amended and Restated Certificate”) in accordance with the provisions of Sections 242 and 245 of the DGCL and was effective on October 31, 2014.

3. Pursuant to a Certificate of Amendment (the “Certificate of Amendment”), the name of the Corporation was changed to Avanos Medical, Inc. The Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL and became effective on June 30, 2018.

4. This Second Amended and Restated Certificate of Incorporation (this "Second Amended and Restated Certificate") amends and restates the provisions of the First Amended and Restated Certificate and the Certificate of Amendment, and has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL to be effective as of May 5, 2020 (the "Effective Date").

ARTICLE I
NAME OF CORPORATION

The name by which the corporation is to be known is Avanos Medical, Inc. (the "Corporation").

ARTICLE II
REGISTERED OFFICE; REGISTERED AGENT

The address of the Corporation's registered office in the State of Delaware is 2711 Centerville Road, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is The Corporation Service Company. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors of the

Corporation (the "Board of Directors") may designate or as the business of the Corporation may from time to time require.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as from time to time amended, the "DGCL").

ARTICLE IV
CAPITAL STOCK

Section 1. Authorized Stock. The total number of shares of capital stock that the Corporation shall have authority to issue is Three Hundred Twenty Million (320,000,000) shares, consisting of (a) Three Hundred Million (300,000,000) shares of common stock, par value $0.01 per share (the ''Common Stock"), and (b) Twenty Million (20,000,000) shares of preferred stock, $0.01 par value per share (the "Preferred Stock").

Section 2. Common Stock. Except as may otherwise be provided in this Second Amended and Restated Certificate of Incorporation, in a Preferred Stock Designation (as defined below), or as required by law, the holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation.

Section 3. Preferred Stock. Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors (or any committee to which it may duly delegate the authority granted in this Article IV) is hereby empowered to authorize the issuance from time to time of shares of Preferred Stock in one or more series, for such consideration and for such corporate purposes as the Board of Directors (or such committee thereof) may from time to time determine, and by filing a certificate (hereinafter referred to as a "Preferred Stock Designation") pursuant to applicable law of the State of Delaware, as it presently exists or may hereafter be amended, to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof, to the fullest extent now or hereafter permitted by this Second Amended and Restated Certificate of Incorporation and the laws of the State of Delaware, including, without limitation, voting rights (if any), dividend rights, dissolution rights, conversion rights, exchange rights, liquidation rights and redemption rights thereof, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock. Each series of Preferred Stock shall be distinctly designated. The authority of the Board of Directors (or such committee thereof) with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

i.the designation of the series, which may be by distinguishing number, letter or title;

ii.the number of shares of the series, which number the Board of Directors (or such committee thereof) may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

iii.the amounts payable on, and the preferences, if any, of shares of the series in respect of dividends, and whether such dividends, if any, shall be cumulative or noncumulative;

iv.dates at which dividends, if any, shall be payable;

v.the redemption rights and price or prices, if any, for shares of the series;

vi. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;

vii.the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation;

viii.whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion or exchange price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible or exchangeable and all other terms and conditions upon which such conversion or exchange may be made;

ix.restrictions on the issuance of shares of the same series or of any other class or series; and

x.the voting rights, if any, of the holders of shares of the series.

Section 4. Supermajority Voting Requirements. Subject to the rights of holders of any series of Preferred Stock, the following corporate actions shall require the approval, given at a stockholders' meeting, of the holders of record of outstanding shares representing two-thirds of the voting power of all of the shares of capital stock of the Corporation then entitled to vote on such matter, voting together as a single class (unless the Board of Directors adopts resolutions declaring any of the following corporate actions to be advisable and waiving the requirements of this Section 4 of Article IV):

i.the dissolution of the Corporation;

ii.the sale, lease, exchange or conveyance of all or substantially all of the property and assets of the Corporation; or

iii.the adoption of an agreement of merger or consolidation, but no stockholder approval shall be required for any merger or consolidation which, under the Laws of Delaware, need not be approved by the stockholders of the Corporation.

ARTICLE V
TERM

The term of existence of the Corporation shall be perpetual.

ARTICLE VI
BOARD OF DIRECTORS

Section 1. Number of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the number of directors shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the total number of directors that the Corporation would have if there were no vacancies (the "Entire Board'').

Section 2. Term of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances, the directors shall, until the election of directors at the annual meeting of stockholders in 2023, be divided, with respect to the time for which they severally hold office, into three classes. Commencing with the 2021 annual meeting of stockholders, directors shall be elected annually for terms of one year, except that the term of office of the class of directors whose term expires at the 2022 annual meeting of stockholders, and the term of office of the class of directors whose term expires at the 2023 annual meeting of stockholders shall continue until the end of the scheduled terms, with the members of each such class to hold office until his or her successor shall have been duly elected and qualified or the earlier of his or her death, resignation or removal. Accordingly, (i) at the 2021 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2022 annual meeting of stockholders, (ii) at the 2022 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders, and (iii) at the 2023 annual meeting of stockholders, the directors whose terms expire at that meeting shall be elected to hold office for a one-year term expiring at the 2024 annual meeting of stockholders. Commencing with the election of directors at the 2023 annual meeting of stockholders, the classification of directors shall terminate and all directors shall be elected annually, to serve until the next annual meeting of stockholders and until his or her successor shall have been duly elected and qualified or the earlier of his or her death, resignation or removal.
Section 3. Vacancies. Subject to applicable law and the rights of the holders of any series of Preferred Stock, and unless the Board of Directors otherwise determines, vacancies resulting from death, resignation, retirement, disqualification, removal from office or other cause, and newly created directorships resulting from any increase in the authorized number of directors, may be filled only by the affirmative vote of a majority of the remaining directors, though less than a quorum of the Board of Directors, and in the event that there is only one director remaining in office, by such sole remaining director, and any director~~s~~ so chosen shall hold office until such director’s successor shall have been duly elected and qualified (or the earlier of his or her death, resignation or removal), which if the Board of Directors at such time is divided into classes, shall be at the annual meeting of stockholders at which the term of such director’s class expires. To the extent that the authorized number of directors is increased pursuant to Section 1 of this Article VI at a time when the Board of Directors is divided into classes, and the Board of Directors fills any vacancy resulting therefrom pursuant to this Section 3, the Board of Directors shall have full discretion and authority to designate the specific class of directors to which each such newly elected director shall be assigned.

ARTICLE VII
STOCKHOLDER ACTION

Section 1. Stockholder Action Only at Meetings. Subject to the rights of the holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

Section 2. Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock, special meetings of stockholders may only be called by or at the direction of the Chairman of the Board of Directors, the Chief Executive Officer, or the Board of Directors pursuant to a resolution adopted by a majority of the Entire Board, or as otherwise provided in the By-laws of the Corporation. At any special meeting of the stockholders, only such business shall be conducted or considered as shall have been properly brought before the meeting pursuant to the Corporation's notice of meeting. To be properly brought before a special meeting, proposals of business must be (a) specified in the Corporation's notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, or (b) otherwise properly brought before the special meeting by or at the direction of the Board of Directors.

ARTICLE VIII
AMENDMENTS TO BY-LAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the By-laws of the Corporation may be altered, amended or repealed, in whole or in part, and new by-laws may be adopted, (i) by the affirmative vote of the holders of record of outstanding shares representing at least eighty-percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class; provided, however, that in the case of any such stockholder action at a meeting of stockholders, notice of the proposed alteration, amendment, repeal or adoption of the new by-law must be contained in the notice of such meeting, or (ii) by action of the Board of Directors; provided, however, that the case of any such action at a meeting of the Board of Directors, notice of the proposed alteration, amendment, repeal or adoption of the new by-law must be given prior to the meeting.

ARTICLE IX
DIRECTOR LIABILITY AND INDEMNIFICATION

Section 1. Director Liability. No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director of the Corporation. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law (i) for breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL; or (iv) for any transaction from which the Director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

Section 2. Indemnification. Each person who is, or was, or has agreed to become a director or officer of the Corporation, and each person who is, or was, or has agreed to serve at the Corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executor, administrator or estate of such person), shall be indemnified by the Corporation to the fullest extent permitted by the DGCL, or any other applicable law as the same now or hereafter exists; provided, that the Corporation shall not be required to indemnify any such person (or his or her heirs, executors or personal or legal representatives) seeking indemnification in connection with a proceeding (or part thereof) that was initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The Corporation shall, to the fullest extent permitted by the DGCL, advance all costs and expenses (including, without limitation, attorney's fees and expenses) incurred by any current or former director or officer within 15 days of presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative, arbitrative or investigative, so long as the Corporation receives from such current or former director or officer an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the DGCL. Such obligations to advance costs and expenses shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross-claims1 The Corporation may, by action of the Board of Directors, provide indemnification to other employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers. The right of indemnification provided in this Section 2 of Article IX shall not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled and shall be applicable to matters otherwise within its scope irrespective of whether such matters arose or arise before or after the adoption of this Section 2 of Article IX. Without limiting the generality of the effect of the foregoing, the Corporation may adopt by-laws, or enter into one or more agreements with any person, which provide for indemnification or advancement of expenses greater or different than that provided in this Section 2 of Article IX or the DGCL. Any amendment, repeal or adoption of any provision inconsistent with this Section 2 of Article IX shall not adversely affect any right or protection existing hereunder immediately prior to such amendment, repeal or adoption and no amendment, repeal or adoption will affect the legality, validity or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal or adoption.

ARTICLEX
FORUM, VENUE AND SERVICE

Section 1. Forum and Venue. Unless the Corporation consents in writing (following authorization by the Board of Directors) to an alternative forum, the Court of Chancery of the State of Delaware (or, if that court shall not have jurisdiction, the U.S. District Court for the District of Delaware) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation's stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or the Corporation's Second Amended and Restated Certificate of Incorporation or By-laws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer or employee of the Corporation governed by the internal affairs doctrine.

Section 2. Consent to Jurisdiction and Service. If any action the subject matter of which is within the scope of Section 1 of this Article X is filed in a court other than a court located within the State of Delaware (a "Foreign Action") in the name of any stockholder of the Corporation, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 1 of this Article X above (an "Enforcement Action") and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder's counsel in the Foreign Action as agent for such stockholder.

Section 3. Notice. Any person or entity owning, purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article X.

ARTICLE XI
AMENDMENTS

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power; provided, however, that, notwithstanding the fact that a lesser percentage may be specified by the DGCL, the affirmative vote of the holders of record of outstanding shares representing at least (a) two-thirds of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with, Sections 3 or 4 of Article IV, Article VI, Article VII, Article IX, Article X or this clause (a) of Article XI of this Second Amended and Restated Certificate of Incorporation unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors in resolutions duly adopted thereby, and (b) eighty percent (80%) of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, change, repeal or adopt any provision or provisions inconsistent with Article VIII or this clause (b) of Article XI of this Second Amended and Restated Certificate of Incorporation, unless such amendment, alteration, change, repeal or adoption of any inconsistent provision or provisions is declared advisable by the Board of Directors in resolutions duly adopted thereby.

* * *

The foregoing amendment and restatement was approved by the holders of the requisite number of shares of capital stock of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law to be effective as of the Effective Time.

(  IN WITNESS WHEREOF, this Second Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this 5th day of May, 2020.

Avanos Medical, Inc.

By:
Name: John Wesley
Title: Senior Vice President